Exhibit 10.02
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into in Chelmsford, Massachusetts by and between Brooks Automation, Inc., a Delaware corporation (the “Company”) and Stephen S. Schwartz (“Executive”), as of October 1, 2010.
RECITALS
     The Company desires to employ Executive as President and Chief Executive Officer of the Company upon the terms and conditions set forth herein.
     In consideration of the employment to be provided hereby, the amounts to be paid as provided herein, and the Indemnification Agreement attached hereto as Exhibit A (the “Indemnification Agreement”), the Executive enters into this Agreement and the Employee Nonsolicitation and Proprietary Information Agreement attached hereto as Exhibit B (the “Non-Solicitation Agreement”).
     For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties hereby agree as follows:
1. Duties. Beginning on October 1, 2010 (the “Effective Date”) the Company shall employ the Executive as President and Chief Executive Officer of the Company. Executive shall report to and be subject to the general supervision and direction of the Board of Directors of the Company (the “Board of Directors”). Executive shall perform the duties of such office as are provided for in the by-laws of the Company, such duties as are consistent with the position of President and Chief Executive officer, and such duties as may be assigned by the Board of Directors. Executive currently serves as a member of the Board of Directors and shall be considered for re-nomination each year of the Employment Term (as defined below) by the Company’s Nominating and Governance Committee
2. At-Will Employment. Subject to Section 6 and the termination provisions contained therein, the Executive’s employment under this Agreement shall be on an at-will basis (the actual period of Executive’s employment with the Company is referred to herein as the “Employment Term”).
3. Other Activities. Executive may serve on one or more boards of directors of a public or private for-profit corporations (the specific entities being subject to advance approval by the Board of Directors), serve on civic and charitable boards or committees, fulfill speaking engagements, teach at educational institutions, and manage his personal investments; provided, however, that such activities do not individually or in the aggregate interfere or conflict with the performance of Executive’s duties or obligations under this Agreement, including the Non-Solicitation Agreement. If Executive desires to participate as a member of any other public company board of directors other than any on which he serves as of the date of this Agreement, he shall submit the proposed board opportunity in advance for approval to the Nominating and Governance Committee of the Board of Directors.

4. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company’s interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. Subject to Section 3, executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.
5. Compensation and Benefits.
     5.1. Base Salary. As consideration for Executive’s services performed during the Employment Term, the Company agrees to pay Executive a base salary of $575,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company for its senior executives, and subject to federal and state tax withholding. The Base Salary shall be reviewed annually (consistent with the normal review of senior executives of the Company which typically occurs in January) by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) and adjusted as determined by the Committee and the Board of Directors (the Base Salary as adjusted from time to time shall be referred to as the “Current Base Salary”).
     5.2. Performance-Based Variable Compensation. During the Employment Term, Executive shall be eligible to receive performance-based incentive payments each year from the Company as determined by the Committee and the Board of Directors (the “Performance-Based Variable Compensation”). The Performance-Based Variable Compensation shall be payable based upon achievement of the Company’s performance criteria, specific goals, and performance evaluation as determined by the Committee under the terms of the Company’s annual incentive plan applicable to that fiscal year. Executive’s achievement of his target performance goals for each year will result in a payment of 100% of Current Base Salary, with potential payouts ranging from 0% to 200% of Current Base Salary based upon actual performance. Such awards may be paid in cash or in the form of equity awards, all in the discretion of and as determined in all respects by the Committee and the Board of Directors. Any such Performance-Based Variable Compensation paid to Executive shall be in addition to the Current Base Salary and, in the case of the first year of employment, shall reflect the period of time during which the Executive is actually employed by the Company during that fiscal year.
     5.3. Equity Awards. As soon as practical following the Effective Date, the Company will grant Executive a restricted stock award of 150,000 shares of the Company’s common stock (the “Promotion Award”). Subject to continued performance of services to the Company, one-third of the Promotion Award shall vest on each of the first, second, and third anniversaries of the date of grant. The Executive shall be eligible for additional equity compensation awards under the then current implementation of the Company’s Long Term Incentive Plan with the next grant review scheduled for February, 2011. The form of subsequent awards (e.g., stock options, performance shares, performance stock units), the number of shares subject to the awards, and other terms and conditions of the awards (e.g., vesting schedule) will be determined by the Committee and the Board of Directors
     5.4. Benefits. During the Employment Term, Executive shall be eligible for participation in all employee benefit plans normally available to other senior executives of the

Company, including the Brooks Automation, Inc. 401(k) Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and the Company’s welfare benefit plans, practices, policies and programs (including Flexible Leave, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs).
     5.5. Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred or paid by him during the Employment Term in the performance of his services, subject to reasonable substantiation and documentation.
     5.6. Relocation Benefit. The Company will continue to provide Executive with professional assistance and reimbursement and/or payment of eligible expenses for the purpose of relocating himself and his family to within a reasonable commuting distance from the Company’s headquarters (“Relocation Benefit”). The Relocation Benefit is intended to cover expenses as required for household goods move, temporary housing, temporary storage of household goods, in-transit expenses, home sale assistance, miscellaneous housing allowance, and new home closing assistance, up to a maximum expense of $200,000. The Relocation Benefit will be provided in accordance with the terms of the Company’s relocation policy. Non-deductible relocation expenses will be eligible for tax gross up with the exception of the miscellaneous housing allowance. Section 9.2 hereunder specifies circumstances under which the Executive could be required to reimburse the Company for some or all of the expenses paid to him or for his benefit under this Section.
6. Termination Events.
     6.1. Death/Long-Term Disability. This Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the death or Long-Term Disability (as defined below) of Executive.
          6.1.1. Long-Term Disability. For purposes of this Agreement, “Long-Term Disability” shall mean that Executive is determined to be totally and permanently disabled for purposes of the Company’s long-term disability plan.
     6.2. Termination by the Company. At the election of the Company, this Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the termination of Executive by the Company with Cause (as defined below) under this Agreement and delivery of written notice in accordance with Sections 6, 7 and 14, or (ii) the termination of Executive by the Company without Cause upon delivery of written notice in accordance with Sections 6, 7 and 14.
          6.2.1. Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events during the Employment Term:
(i) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere, to any felony;

(ii) fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information;
(iii) material misrepresentation in connection with the Executive’s application for employment with the Company;
(iv) conduct by the Executive constituting an act of moral turpitude, or of physical violence while on duty;
(v) Executive’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Executive’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company, including without limitation, the Company’s Standards of Conduct as then in effect as published on the Company’s internal website;
(vi) any act of gross negligence, gross corporate waste or disloyalty by the Executive to the Company or the commission of any intentional tort by the Executive against the Company;
(vii) Executive being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); or
(viii) a material breach of this Agreement or the agreements referenced herein by the Executive.
     6.3. Termination by Executive. At the election of the Executive, this Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the Executive’s resignation for Good Reason (as defined below); provided that Executive shall have first provided the Company with written notice in accordance with Section 14 within ninety 90 days of the initial existence of the condition he believes constitutes Good Reason and the Company shall have failed to remedy such condition within thirty (30) days of its receipt of such notice; or (ii) the Executive’s resignation without Good Reason upon delivery of not less than ninety (90) days’ written notice in accordance with Section 14.
          6.3.1. Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any one or more of the following conditions to the extent such condition(s) result in a material negative change to the Executive in his employment relationship with the Company:
(i) a material breach of this Agreement by the Company;
(ii) a diminution of the Executive’s responsibilities and authority described in

Section 1 resulting in responsibilities and authority in material respects inconsistent with the responsibilities and authority of the role of President and Chief Executive Officer of the Company provided, however, that the parties may agree in writing to a waiver of this right by the Executive;
(iii) a reduction of the Current Base Salary or of any material employee benefit enjoyed by the Executive unless all senior executives of the Company suffer a substantially similar reduction or failure;
(iv) the relocation of the Executive’s office to a location more than 60 miles from the Company’s headquarters in Chelmsford, Massachusetts; or
(v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale of assets or similar transaction.
     6.4. Termination Date. The term “Termination Date” shall mean if the Executive’s services are terminated (A) by his death, then the date of his death, or (B) by his Long-Term Disability, then the date of his initial disability, or (C) for any other reason, then the date on which such termination is to be effective pursuant to the notice of termination to be given by the party terminating the employment relationship.
7. Effect of Termination.
     7.1. Termination for Death or Disability. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated due to Executive’s death or Long-Term Disability, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive or his heirs, executors or administrators as applicable, without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the unpaid portion of Executive’s Annual Performance Incentive for the fiscal year that includes the Executive’s Termination Date (and to the extent earned but unpaid, for the completed fiscal year immediately preceding the Executive’s Termination Date), determined in accordance with Section 5.2, prorated for the number of days that Executive is actually employed by the Company in such fiscal year, and payable at the same time that payment of annual performance incentives are paid to other senior executives of the Company.
     7.2. Termination by the Company.
          7.2.1. Termination by the Company for Cause. It is expressly acknowledged and agreed that if Executive is terminated by the Company for Cause, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay immediately after the Termination Date the following amounts to the Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date.
          7.2.2. Termination By the Company Without Cause. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated by Company for any reason, except as set forth in Sections 6.1, and 6.2.1, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the unpaid portion of Executive’s Annual Performance Incentive for the fiscal year that includes the Executive’s Termination Date (and to the extent earned but unpaid, for the completed fiscal year immediately preceding the Executive’s Termination Date), determined in accordance with Section 5.2, prorated for the number of days that Executive is actually employed by the Company in such fiscal year, and payable at the same time that payment of annual performance incentives are paid to other senior executives of the Company;

(iii)	one (1) year’s Current Base Salary as severance in pay continuation. Payment of this severance will be made in bi-weekly payments for one (1) year (the “Initial Salary Continuation Period”);

(iv)	during the Initial Salary Continuation Period as it may be extended pursuant to subsection (v) below (together, the “Total Salary Continuation Period”), Executive will continue to be eligible for medical, dental and vision plans in which Executive was a participant at the Termination Date. The Company will continue to pay the employer portion of the costs of these plans during the Total Salary Continuation Period. The period of coverage for purposes of Executive’s COBRA continuation coverage will run concurrently with the Total Salary Continuation Period;

(v)	if the Executive has not found a full-time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, in each case subject only to the Executive’s obligation to inform the Company’s Human Resources Department that Executive’s search for replacement employment is ongoing and continuing in good faith, and to provide appropriate documentation of such search efforts. Said notice from Executive shall be made on the 15th of the month commencing with the last month of the Initial Salary Continuation Period and monthly thereafter as applicable. Notice shall be made in accordance with Section 14 of this Agreement. Payments to Executive during the Total Salary Continuation Period shall be reduced by the amount of income earned by Executive from employment or consulting arrangements with any other person or business entity; and

(vi)	Executive shall be entitled to receive outplacement services from the Company’s outplacement provider for the six (6) month period following the Executive’s Termination Date.
     7.3. Termination by Executive.
          7.3.1. Termination by Executive Without Good Reason. It is expressly acknowledged and agreed that if Executive resigns without Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date.
          7.3.2. Termination by Executive For Good Reason. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated because the Executive resigns for Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the benefits specified in Section 7.2.2, to Executive without further recourse or liability to the Company
     7.4. 280G. In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (together with any similar tax that may hereafter be imposed by any taxing authority, the “Excise Tax”) the Executive shall be solely responsible for the payment in full of any such Excise Tax and the Company shall withhold any federal or state taxes as required by applicable law.
     7.5. 409A. For purposes of Section 409A of the Code (“Section 409A”), each installment of severance pay or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-

term deferral exception and the involuntary separation pay exception of the Section 409A regulations, which exceptions are hereby incorporated by reference. To the extent that any amount payable under this Agreement upon a termination of employment is determined to constitute nonqualified deferred compensation for purposes of Section 409A, such amounts shall not be paid unless such termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event the Executive is determined by the Company to be a “specified employee” (within the meaning of Section 409A) at the time of his separation from service, then any payments of nonqualified deferred compensation (determined after giving effect to any exceptions set forth in the Section 409A regulations) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) six (6) months and one day after the Executive’s separation from service, together with interest at the prime rate as published in the Eastern edition of The Wall Street Journal on the business day immediately preceding the Executive’s separation from service.
8. Additional Conditions Applicable to All Payments. Concurrent with the execution of this Agreement, Executive and the Company entered into the Indemnification Agreement attached as Exhibit A and the Non-Solicitation Agreement attached hereto as Exhibit B. Any and all payments and benefits provided by the Company under this Agreement or otherwise shall be specifically conditioned upon Executive’s full compliance with the terms of this Agreement and Exhibit B. The severance pay and benefits described in Section 7 above are also subject to Executive’s execution of and decision not to revoke a waiver, release, and covenant not to sue in a form provided by the Company.
9. Forfeiture and Clawback.
     9.1 Restatement- related. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of misconduct or gross negligence of the Executive, with any financial reporting requirement under the United States securities laws, including Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by law, Executive shall forfeit or repay to the Company, as the case may be, all of the following: any Annual Performance Incentive (or similar annual cash bonus or incentive) paid during the twelve (12) month period following the date of the first public issuance or filing with the SEC of the deficient financial document, any gain on the sale of Company securities during the same period, any shares received during that same period upon exercising or vesting in any equity-based award granted by the Company to the Executive (including the Promotion Award), and any unvested and/or unexercised equity-based incentive awards granted by the Company to the Executive (including the Promotion Award).
     9.2. Relocation-related. If during the first twelve (12) months of the Employment Term the Executive’s employment is terminated by the Company for Cause (as defined in Section 6.2.1) or by the Executive other than for Good Reason (as defined in Section 6.3.1), then (a) the Executive shall promptly repay to the Company one hundred per cent (100%) of the Relocation Benefit paid to Executive prior to his Termination Date (as defined by Section 6.4) and (b) no further Relocation Benefit installment payments shall be paid to Executive. If during the second twelve (12) months of the Employment Term the Executive’s employment is terminated by the

Company for Cause (as defined in Section 6.2.1) or by the Executive other than for Good Reason (as defined in Section 6.3.1), then (a) the Executive shall promptly repay to the Company fifty per cent (50%) of the Relocation Benefit paid to Executive prior to his Termination Date (as defined by Section 6.4) and (b) no further Relocation Benefit payments shall be paid to Executive.
     9.3. Conformance with Applicable Laws and Regulations. Notwithstanding anything to the contrary in this Section 9, if the Company is required by applicable law, regulation, securities exchange listing or otherwise to implement additional or other provisions relating to the forfeiture, clawback or other recovery of executive compensation, Executive shall be subject to such amended policies as the Company may adopt for its senior executives.
10. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge with or into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.
11. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
12. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.
13. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:
If to Executive, to him at his last known address as set forth in the Company’s payroll records.
     If to the Company, to it at the following address:
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel

     or to such other person or address as to which either party may notify the other in accordance with this Section 14.
14. Applicable Law, Venue, and Waiver of Jury Trial. This Agreement, including the Indemnification Agreement and the Non-Solicitation Agreement, shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of law rules, and without regard to its location of execution or performance. Jurisdiction and venue for any claim or causes of action arising under this Agreement shall be exclusively in the courts located in Middlesex County, Massachusetts. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT OF ACTION ARISING BETWEEN THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. THE AGREEMENT OF EACH PARTY TO WAIVE ITS RIGHT TO A JURY TRIAL WILL BE BINDING ON ITS BENEFICIARIES, PERSONAL REPRESENTATIVES, HEIRS, SUCCESSORS, AND ASSIGNS. The prevailing party in any action to enforce the terms of this Agreement or otherwise to determine the rights and obligations of the parties shall be entitled to recover reasonable attorneys’ fees and legal costs as determined by the court in any such action
15. Remedies. Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).
16. Integration. This Agreement, the Indemnification Agreement attached hereto as Exhibit A, and the Non-Solicitation Agreement attached hereto as Exhibit B together form the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and shall supersede all prior agreements, oral discussions, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.
17. Absence of Conflicting Obligations. Executive represents that he is not bound by any agreement or any other existing or previous business relationship that conflicts with or prevents him from entering into this Agreement or fully performing his duties and responsibilities during the Employment Term. Executive further represents that his obligations under or in consideration with this Agreement do not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.
18. Effect of Headings. Any title of a section heading contained herein is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.
19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
20. Survival. Notwithstanding any provisions of this Agreement to the contrary, the obligations of Executive and the Company pursuant to Sections 6 through 20 hereof shall each survive termination of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

EXECUTIVE
/s/ Stephen S. Schwartz
Stephen S. Schwartz

BROOKS AUTOMATION, INC.
By:	/s/ Joseph R. Martin
Joseph R. Martin
Chairman of the Board of Directors